UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

______________________________________

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15 (D) Of The
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported):

January 13, 2009

CITIZENS FINANCIAL CORP.
(Exact name of registrant as specified in its charter)
____________________________

Delaware	2-96144	55-0666598
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

211 Third Street, Elkins, West Virginia	26241
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(304) 636-4095

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On January 13, 2009, Citizens National Bank, (“Citizens”), a wholly owned subsidiary of Citizens Financial Corp. (the “Company”), entered into a Purchase and Assumption Agreement with Pendleton Community Bank (“Pendleton”).  Under the Purchase and Assumption Agreement, Citizens has agreed to sell to Pendleton certain assets and transfer certain deposits and other liabilities of its branch offices located at 102 Virginia Avenue, Petersburg, West Virginia (the “Petersburg Branch”) and at 650 Seneca Trail, North, Marlinton, West Virginia (the “Marlinton Branch” and, together with the Petersburg Branch, the “Branches”).  In connection with the purchase of the Branches, Citizens will be selling certain loans, fixed assets, the real property related to the Branches, cash on hand and Citizens’ rights under operation and maintenance contracts and all records related to the foregoing.

Under the Agreement, Pendleton will have a period of 60 days to examine each of the loan files maintained by Citizens and may, upon proper notice, reject certain loans.  In addition, Pendleton may examine loans on the closing date to determine whether any loans may be rejected as a result of the following:  (i) a loan being more than 90 days past due as of the closing date; (ii) a loan being more than 90 days past due within the 12-month period prior to the closing date; or (iii) a loan being determined to be substandard, doubtful or lost.

The purchase price for the transfer of the assets and liabilities of the Branches shall be the sum of the following:  (i) the loan purchase price; (ii) the deposit per diem; (iii) the unamortized portion of prepaid expenses associated with any of the assets sold; (iv) the Petersburg fixed assets and real property purchase price; (v) the Marlinton real property purchase price; and (vi) the total of cash on hand and cash items held by Citizens as of the closing date.

The “loan purchase price” means the aggregate book value of all loans at the time of closing and all accrued and unpaid interest and accrued but unpaid credit protection insurance premiums of all loans at the time of closing (not including the unfunded portion of all outstanding lines of credit or loan commitments) less prepaid interest thereon at the time of the closing.  The “deposit premium” means the sum of the Marlinton applicable percentage (5%) multiplied by the core deposits of the Marlinton Branch as of the closing date plus the Petersburg applicable percentage (5.1%) multiplied by the core deposits of the Petersburg Branch as of the closing date.  For purposes of the Purchase and Assumption Agreement, the term “core deposits” means all deposits (as defined in Section 12 U.S.C. § 1813(1)) of the Branches excluding deposit accounts associated with a public body, deposit accounts associated with Citizens’ regional account relationships and certificates of deposit of $250,000 or more.  The “Petersburg fixed assets and real property purchase price” means the average of the fair market value of the land, building, furniture and fixtures of the Petersburg Branch as determined by the average of three appraisals to be obtained before closing.  The “Marlinton real property purchase price” means $600,000 for the land, building and fixtures of the Marlinton Branch.

Consummation of the Transaction is subject to the receipt of all required regulatory approvals, as well as other customary conditions.  The Company expects the transaction to close in the second quarter of 2009. The agreement may be terminated by either party if the transaction does not close on or before April 30, 2009.

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The foregoing description of the Purchase and Assumption Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the full and complete terms of that agreement that is attached hereto as Exhibit 10.1 to the current report on Form 8-K and which is incorporated into this Item 1.01 by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

2.1	Purchase and Assumption Agreement , dated as of January 13, 2009, by and between Citizens National Bank and Pendleton Community Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Citizens Financial Corp.

/s/ 1/14/08	/s/ Thomas K. Derbyshire
Vice President, Treasurer &
Principal Financial Officer

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